SAFE TECHNOLOGIES PROVIDES ADDITIONAL INFORMATION

                         REGARDING PRO CON SYSTEMS, INC.

PALM BEACH, Fla., May 3, 2002 /PRNewswire/ -- Safe Technologies International, Inc. (OTC Bulletin Board: SFAD - news) issued a statement today.

Michael J Posner, President, said, "in the interest of providing specific information regarding the recently announced merger of ProCon Systems, Aps, into Internet Commerce, Inc., previously a wholly-owned subsidiary of Safe Technologies, Management provides the following details."

ProCon Systems Aps, was a new company formation whose management team came from a similar type company that operated profitably for over 20 years. Internet Commerce, Inc., entered into a Merger Agreement with Pro Con Systems Aps, in March, 2002. That merger was recently closed. Pursuant to the merger, Internet Commerce, Inc., changed its name to ProCon Systems, Inc., a Florida corporation.

ProCon Systems, Inc. is now managed by Rene Moller, Jan Otzen and Ulf Steenholt, who are the three directors of ProCon Systems, Inc. Mr. Moller is President, Chief Executive Officer and Secretary. Mr. Otzen is Executive Vice President, and Mr. Steenholt is Treasurer and Chief Financial Officer. This experienced management team combine years of travel industry experience and numerous industry contacts. Their goal is for ProCon Systems, Inc., to become a worldwide leader in the travel IT industry.

ProCon Systems, Inc., has an entirely new and upgraded product suite built on Microsoft.net technology. Based upon over 22 years experience with the travel industry, Pro Con Systems', Inc. management believes that their new products' suite provides superior back office solutions for the travel industry.

ProCon Systems, Inc., has recently obtained a commitment for initial funding in the amount of $4,500,000 USD.

With an experienced management team, committed funding, extensive personal relationships in the travel IT industry, and new targeted global acquisitions, ProCon Systems, Inc. plans to quickly grow into a competitive and profitable force in the industry.

FORWARD LOOKING STATEMENTS: This news release may contain forward looking statements pursuant to the provisions of the Private Securities Litigation Reform Act of 1995, as amended, that may involve risks and uncertainties. These and other risks are described from time to time in the SEC reports filed by Safe Technologies International, Inc.

SOURCE: Safe Technologies International, Inc.
CONTACT: investor.relations@safetechnologies.com
TEL: Melanie Fitzpatrick at 561-832-2700
HTTP://www.safetechnologies.com